Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Mr. Natan Barmatz, President

TYG Solutions Corp.

202 Avenue F.

Brooklyn, New York 11218

Dear Mr. Barmatz:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated July 28, 2014, with respect to the financial statements of TYG Solutions Corp. as of June 30, 2014 and December 31, 2013 and for the six months ended June 30, 2014 and the period from inception (March 25, 2013) through December 31, 2013 contained in the Registration Statement and Prospectus of TYG Solutions Corp. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

October 22, 2015